Exhibit 99.1
Zuora Appoints SAP Cloud Executive as Chief Financial Officer

Redwood City, Calif. – May 27, 2020 – Zuora, Inc. (NYSE: ZUO), the leading cloud-based subscription management platform provider, today announced Todd McElhatton will join as the company’s chief financial officer, effective June 22, 2020. Currently serving as senior vice president and chief financial officer of SAP Cloud Business Group, McElhatton will bring more than 25 years of corporate finance leadership to his role at Zuora. McElhatton will oversee the company’s accounting and finance teams and will report to Zuora’s co-founder and CEO Tien Tzuo.

“Todd brings an incredible depth of knowledge and experience to Zuora having scaled multi-billion dollar cloud businesses across a number of the best known software companies in the world. Todd’s track record of accelerating enterprise growth makes him a tremendous addition to the Zuora executive management team,” said Tzuo.

For the past 20 years, McElhatton has led the financial operations for enterprise software companies making the shift to the cloud. He most recently served as SVP and CFO of SAP Cloud Business Group where he executed the financial vision of SAP’s cloud business strategy across multiple lines of business globally: SAP Concur, Fieldglass, Ariba, SuccessFactors, C/4HANA, and Qualtrics. Prior to his role as a member of SAP’s Global Finance Leadership Team, he was the CFO for SAP North America, overseeing financial activities for the United States and Canada.

Before joining SAP, McElhatton held multiple senior finance leadership roles, including as CFO of VMware’s Hybrid Cloud Business, CFO of Oracle’s Cloud Services and CFO for Hewlett Packard Managed Services Business.

“Over the next decade, every company must transform into a subscription business. Leading finance organizations at SAP, Oracle and VMware, I’ve seen how a cloud-first strategy backed by the power of recurring revenue can power growth at scale,” said McElhatton. “I am thrilled to join Zuora as CFO, as I wholeheartedly believe in Zuora’s mission to transform every company into a subscription business. It’s the future of the enterprise.”

About Zuora, Inc.
Zuora provides the leading cloud-based subscription management platform that functions as a system of record for subscription businesses across all industries. Powering the Subscription Economy®, the Zuora platform was architected specifically for dynamic, recurring subscription business models and acts as an intelligent subscription management hub that automates and orchestrates the entire subscription order-to-revenue process seamlessly across billing and revenue recognition. Zuora serves more than 1,000 companies around the world, including Box, Rogers, Schneider Electric, Xplornet and Zendesk. Headquartered in Silicon Valley, Zuora also operates offices around the world in the U.S., EMEA and APAC. To learn more about the Zuora platform, please visit www.zuora.com.

© 2020 Zuora, Inc. All Rights Reserved. Zuora, Subscribed, Subscription Economy, Powering the Subscription Economy, and Subscription Economy Index are trademarks or registered trademarks of Zuora, Inc. Third-party trademarks mentioned above are owned by their respective companies. Nothing in this press release should be construed to the contrary, or as an approval, endorsement or sponsorship by any third parties of Zuora, Inc. or any aspect of this press release.

SOURCE: Zuora Financial

Jayne Gonzalez
press@zuora.com
408-348-1087